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                       [LETTERHEAD OF KPMG PEAT MARWICK LLP]

                                                                   EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Ugly Duckling Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ugly Duckling Corporation of our report dated January 24, 1996, except as to Note 23 which is as of April 24, 1996, relating to the consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the June 17, 1996 Prospectus of Ugly Duckling Corporation.



                                                 /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
July 16, 1996